Exhibit 10.1

AMENDMENT

TO

COMMERCIAL LOAN AGREEMENT AND LOAN DOCUMENTS

THIS AMENDMENT TO COMMERCIAL LOAN AGREEMENT AND LOAN DOCUMENTS (this “Amendment”), made effective as of March 5, 2009 (the “Effective Date”), is by and among RBS CITIZENS NATIONAL ASSOCIATION, a national banking association and successor by merger to Citizens Bank New Hampshire with a place of business at 875 Elm Street, Manchester, New Hampshire 03101 (the “Bank”); MICRONETICS, INC., a Delaware corporation with an executive office at 26 Hampshire Drive, Hudson, New Hampshire 03051 (the “Borrower”); MICROWAVE & VIDEO SYSTEMS, INC., a Connecticut corporation with an executive office at 160B Shelton Road, Monroe, Connecticut 06468, MICROWAVE CONCEPTS, INC., and STEALTH MICROWAVE, INC., each a Delaware corporation, and all with an executive office at 26 Hampshire Drive, Hudson, New Hampshire 03051; and MICA MICROWAVE CORPORATION, a Delaware corporation with an executive office at 1096 Mellon Avenue, Manteca, California 95337 and formerly known as “Del Merger Subsidiary, Inc.” (individually, a “Guarantor”, and collectively, the “Guarantors”).

R E C I T A L S:

WHEREAS, the Bank has extended to the Borrower certain credit facilities consisting of a revolving line of credit loan in the principal amount of up to Five Million Dollars ($5,000,000.00) (the “Revolving Line of Credit Loan”), and a term loan in the original principal amount of Six Million Five Hundred Thousand Dollars ($6,500,000.00) (the “Term Loan”), all pursuant to a certain Commercial Loan Agreement dated March 30, 2007 by and among the Bank, the Borrower and the Guarantors, as amended to date (the “Loan Agreement”) and the Loan Documents as defined therein;

WHEREAS, the Borrower is in the process of charging off approximately $9,300,000.00 in goodwill and intangible assets which will continue through the Fiscal Quarter ending December 31, 2009 (the “Intangible Charge Offs”);

WHEREAS, the Borrower has requested, and the Bank has agreed, to expressly exclude the amounts of the Intangible Charge Off in the calculation of Net Income and EBITDA for the Fiscal Quarters ending December 31, 2008 through September, 2009 and the Fiscal Years ending March 30, 2009 and March 30, 2010, all pursuant to the terms of this Amendment;

WHEREAS, the Bank, pursuant to a letter to the Borrower dated November 5, 2008 (the “Consent Letter”), consented to a common stock repurchase plan whereby the Borrower is able to repurchase by May 5, 2009 up to 500,000 shares of the Borrower’s common stock at a price per share up to $4.00 for a maximum aggregate purchase price of $2,000,000.00 (the “Common Stock Repurchase Plan”);

WHEREAS, as of the Effective Date, the Borrower has repurchased shares of its common stock for total consideration of approximately $1,250,000.00; and

WHEREAS, the Borrower has requested, and the Bank has agreed, to amend the Bank’s consent for the Common Stock Repurchase Plan so that the 500,000 share limitation is no longer required, all in accordance with the terms of this Amendment. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Amendments to Loan Agreement.

(a) The second sentence of Section III.A.2 of the Loan Agreement shall be, and hereby is, deleted in its entirety and replaced with the following new second sentence:

“The Applicable Margin will be adjusted (up or down) on a quarterly basis as determined by Borrower’s Total Funded Debt to EBITDA ratio. Adjustments in the Applicable Margin will be determined by reference to the following grid:

If Total Funded Debt to EBITDA Ratio is:	Then Applicable Margin is:
Greater than or equal to 1.75	2.50%
Greater than 1.0 but less than 1.75	1.80%
Less than or equal to 1.0	1.50%

”

(b) The definition of “EBITDA” in Schedule A of the Loan Agreement is hereby deleted in its entirety and replaced with the following new definition:

““EBITDA” shall mean an amount equal to (a) consolidated Net Income of the Borrower and Guarantors for the twelve (12) month period ending on the date of determination, plus (b) the sum of (i) income taxes, (ii) Interest Expense, and (iii) the amount of non-cash charges (including depreciation and amortization) for such period, in each case to the extent included in the calculation of consolidated Net Income of Borrower and Guarantors for such period in accordance with GAAP, but without duplication. For purposes of the calculation of consolidated Net Income of Borrower and Guarantors for such period, income, gain, or loss from extraordinary items for such period shall be excluded from the calculation. For the avoidance of doubt, any non-cash charges associated with charging off of goodwill and intangible assets shall be excluded from the calculation of Net Income and EBITDA for the Fiscal Quarters ending December 31, 2008 through September 30, 2009 and the Fiscal Years ending March 30, 2009 and March 30, 2010.”

2. Reaffirmation of Representations and Warranties. The Borrower and the Guarantors hereby confirm, reassert, and restate all of their respective representations and warranties under the Loan Agreement and the Loan Documents as of the date hereof.

3. Reaffirmation of Affirmative Covenants. The Borrower and the Guarantors hereby confirm, reassert, and restate all of their respective affirmative covenants as set forth in the Loan Agreement and the Loan Documents as of the date hereof.

4. Reaffirmation of Negative Covenants. The Borrower and the Guarantors hereby confirm, reassert, and restate all of their respective negative covenants as set forth in the Loan Agreement and the Loan Documents as of the date hereof.

5. No Other Modifications. Except as specifically modified or amended herein or hereby, all of the terms and conditions of each of the Loans, the Loan Agreement, and the Loan Documents, remain otherwise unchanged, and in full force and effect, all of which are hereby confirmed and ratified by the parties hereto.

6. Amendment to Consent of Common Stock Repurchase Plan. The Consent Letter is hereby amended to exclude and delete the 500,000 share limitation. Except as specifically modified or amended herein or hereby, all of the terms and conditions of the Consent Letter remain otherwise unchanged, and in full force and effect, all of which are hereby confirmed and ratified by the parties hereto.

7. Bank Fee. For and in consideration of the Bank entering into this Amendment, the Borrower shall pay to the Bank a fee in the amount of $10,000.00, due, payable in full, and earned in full on the Effective Date. The Borrower consents to the Bank charging Borrower's Revolving Line of Credit Loan account for such fee.

8. Costs and Expenses of Bank. The Borrower agrees to reimburse the Bank for all reasonable costs, expenses, and fees, including attorneys' fees, associated with the documentation of this Amendment. The Borrower consents to the Bank charging the Borrower's Revolving Line of Credit Loan account for any such costs, expenses and fees.

9. Counterparts. This Amendment may be executed in several counterpart copies. Each such counterpart copy shall be deemed an original, but all of such copies together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment effective as of the date first set forth above.

BANK:
RBS CITIZENS NATIONAL ASSOCIATION

/s/ Patricia S. Bonner	By:	/s/ Timothy J. Whitaker
Witness		Timothy J. Whitaker, Senior Vice President

BORROWER:
MICRONETICS, INC.

/s/ Carl L. Lueders	By:	/s/ David Robbins
Witness		David Robbins, Chief Executive Officer

GUARANTORS:
MICA MICROWAVE CORPORATION
MICROWAVE & VIDEO SYSTEMS, INC.
MICROWAVE CONCEPTS, INC.

/s/ Carl L. Lueders	By:	/s/ David Robbins
Witness		David Robbins, President

STEALTH MICROWAVE, INC.

/s/ Carl L. Lueders	By:	/s/ David Robbins
Witness		David Robbins, Vice President

Amendment to Commercial Loan Agreement and Loan Documents Signature Page